UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
April 24, 2013

Abaxis, Inc.
(Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3240 Whipple Road, Union City, CA 94587
(Address of principal executive offices)

(510) 675-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal 2014 Base Salary and Target Bonus

On April 24, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Abaxis, Inc. (the “Company”) approved the following fiscal 2014 base salaries for its executive officers effective July 1, 2013, including the following base salaries for the Company’s named executive officers: (i) Clinton H. Severson, Chairman of the Board, President and Chief Executive Officer, $485,000; (ii) Alberto R. Santa Ines, Chief Financial Officer and Vice President of Finance, $260,000; (iii) Vladimir E. Ostoich, Ph.D., Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim, $260,000; (iv) Kenneth P. Aron, Ph.D., Chief Technology Officer, $260,000; and (v) Donald P. Wood, Chief Operations Officer, $260,000.

On the same date, the Committee approved and the Board ratified the fiscal 2014 target bonus levels for its executive officers. The named executive officers named above will be eligible for a fiscal 2014 bonus with a participation rate as follows: (i) Clinton H. Severson, 139.2% of base salary; (ii) Alberto R. Santa Ines, 144.2% of base salary; (iii) Vladimir E. Ostoich, Ph.D., 144.2% of base salary; (iv) Kenneth P. Aron, Ph.D., 144.2% of base salary; and (v) Donald P. Wood, 144.2% of base salary (each, a “Target Bonus”).

Bonus payouts will be based on the company’s achievement of quarterly net sales, pre-tax earnings and of specified operational goals. A bonus will be earned only if (a) the Company achieves 90% or more of its pre-established quarterly goal for either net sales or pre-tax earnings and (b) specified operational goals. Payment of each quarterly bonus is equally weighted at 50% for achievement of the Company’s quarterly net sales performance goal and 50% for achievement of the Company’s quarterly pre-tax earnings performance goal, in both cases subject to satisfaction of the specified operational target.

If the Company was to achieve 90% or more, but less than 100%, of only one performance goal, the payout would be limited to 25% of the Target Bonus. The Target Bonus will be earned by named executive officers if at least 100% of both net sales and pre-tax earnings performance goals are achieved. The maximum bonus payout is capped at 200% of the Target Bonus, provided the Company achieves greater than 133% of at least one of its two performance goals. If earned, a bonus payment will be paid quarterly at a rate of 15% for first quarter, 25% the second and third quarters, and 35% for the fourth quarter.

FY2014 Performance RSU Grants and FY2013 Performance RSU Cancellations

Effective April 29, 2013, consistent with the Committee’s long-standing practice of making annual restricted stock unit (“RSU”) grants to its executive officers, the Committee granted RSUs to acquire shares of the Company’s common stock to its executive officers. Certain of these RSUs contain performance-based vesting criteria (“FY2014 Performance RSUs”). The FY2014 Performance RSUs vest only if both of the following criteria are satisfied: (1) the Company’s consolidated income from operations for the fiscal year ending March 31, 2014, as certified by the Committee, is in excess of the applicable target amount set forth in the table below; and (2) the recipient remains in the Service of the Company (as defined in the Company’s 2005 Equity Incentive Plan) until the applicable vesting date set forth below:

Shares issuable upon settlement of FY2014 Performance RSUs	Consolidated income from operations for the year ending March 31, 2014	Vesting date
25%	90% of target	April 29, 2016
25%	90% of target	April 29, 2017
25%	100% of target	April 29, 2016
25%	100% of target	April 29, 2017

The FY2014 Performance RSUs are subject to the other terms and conditions set forth in the grant notice and restricted stock unit agreement for such grants and the Company’s 2005 Equity Incentive Plan. The FY2014 Performance RSUs granted to the named executive officers of the Company are as follows: (i) Clinton H. Severson, 36,000 shares; (ii) Alberto R. Santa Ines, 16,000 shares; (iii) Vladimir E. Ostoich, Ph.D., 16,000 shares; (iv) Kenneth P. Aron, Ph.D., 16,000 shares; and (v) Donald P. Wood, 16,000 shares.

Effective as of April 30, 2012, the Company’s executive officers were granted RSUs, certain of which contained performance-based vesting criteria (the “FY2013 Performance RSUs”). The FY2013 Performance RSUs were subject to vesting in four equal annual increments based on the Company’s consolidated income from operations for each of the years ending March 31, 2013 through 2016 exceeded 90% of the target for such year, respectively. On April 29, 2013, 25% of the shares subject to the FY2013 Performance RSUs were issued as a result of the Company exceeding 90% of its consolidated income from operations target for the fiscal year ending March 31, 2013. In consideration of the grant of the FY2014 Performance RSUs described above, each executive officer of the Company has agreed to cancel the remaining portion of the FY2013 Performance RSUs. The number of shares issued upon vesting of the FY2013 Performance RSUs and the number of shares subject to the portion of each of the FY2013 Performance RSUs that has been cancelled are as follows: (i) Clinton H. Severson, 5,750 shares issued and 17,250 shares cancelled; (ii) Alberto R. Santa Ines, 2,625 shares issued and 7,875 shares cancelled; (iii) Vladimir E. Ostoich, Ph.D. , 2,625 shares issued and 7,875 shares cancelled; (iv) Kenneth P. Aron, Ph.D. , 2,625 shares issued and 7,875 shares cancelled; and (v) Donald P. Wood, 2,625 shares issued and 7,875 shares cancelled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2013

ABAXIS, INC.

By:	/s/ Alberto R. Santa Ines
Alberto R. Santa Ines
Vice President, Finance and
Chief Financial Officer